EXHIBIT 23.6

19 September, 2010

To whom it may concern,

CONSENT

This is to confirm that Panels Limited Ltd. conducted a consumer survey commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Israel	June 2009	503

We hereby give our consent to the use of data from the above surveys in the Registration Statement on Form F-1 (the “Registration Statement”) filed by SodaStream International Ltd. (the “Company”) and related prospectus of the Company and to the reference in the Registration Statement and the related prospectus to Panels Limited Ltd. name in connection therewith.

Sincerely,

/s/ Avital Guttmann
Panels Limited Ltd.

Name: Avital Guttmann
Title:   CEO